News Release Berry Petroleum Company Phone (661) 616-3900 5201 Truxtun Avenue, Suite 300 E-mail: ir@bry.com Bakersfield, California 93309-0640 Internet: www.bry.com
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM FILES AUTOMATIC SHELF REGISTRATION STATEMENT

Bakersfield, CA - June 15, 2006 - Berry Petroleum Company (NYSE:BRY) today filed an automatic shelf registration statement on Form S-3 with the Securities and Exchange Commission. This registration statement will allow the Company to sell its common stock, preferred stock, warrants and debt securities in any combination from time to time. All of the securities sold in the offering will be sold by the Company, and proceeds from such sales will be used for the purposes described in the prospectus and in any prospectus supplement filed at the time of an offering.

Ralph J. Goehring, chief financial officer, said, "While Berry has no immediate plans to access the equity markets, we want to be prepared for any opportunity that may require additional financial resources. This filing allows us great financing flexibility as we continue to look for acquisitions that meet our growth and diversification objectives. With this registration, Berry has regulatory approval to sell securities, providing flexibility to raise funds when the money is needed or market conditions are favorable."

This news release shall not constitute an offer to sell or the solicitation of an offer to buy such securities, nor shall there be any sale of such securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable law. A prospectus supplement will describe the terms of any particular offering made under the universal shelf registration statement.

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California and a regional office in Denver, Colorado.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as“will,” “plans,” “estimates,” “expect,” “anticipate,” and forms of those words and others indicate forward-looking statements. Important factors which could affect actual results are discussed in PART 1, Item 1A. Risk Factors of Berry’s 2005 Form 10-K filed with the Securities and Exchange Commission, under the heading “Other Factors Affecting the Company's Business and Financial Results” in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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